SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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MEDCATH CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement)

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MEDCATH CORPORATION
10720 Sikes Place, Suite 300
Charlotte, North Carolina 28277

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held March 1, 2006

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of MedCath Corporation (the “Company”) to be held at the Company’s executive offices, 10720 Sikes Place, Suite 300, Charlotte, North Carolina, on March 1, 2006, 10:00 a.m., Eastern Standard Time, to consider and act upon each of the following matters:

1. To elect one individual to the board of directors to serve for a three-year term as a Class II director;

2. To consider and act upon a proposal to approve the MedCath Corporation 2006 Stock Option and Award Plan;

3. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2006; and

4. To transact such other business as may properly come before the meeting and any adjournment thereof.

These items of business are more fully described in the attached proxy statement. Only stockholders of record at the close of business on January 20, 2006, the record date, are entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements of the meeting. A list of those stockholders will be available for inspection at the Company’s executive offices during ordinary business hours for the ten-day period prior to the annual meeting.

By Order of the Board of Directors

JAMES E. HARRIS
Secretary

Charlotte, North Carolina
January 27, 2006

Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed envelope in order to assure representation of your shares. No postage need be affixed if the proxy card is mailed in the United States.

MEDCATH CORPORATION

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on March 1, 2006

GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of MedCath Corporation (“MedCath” or the “Company”) for use at the annual meeting of stockholders to be held at the Company’s executive offices, 10720 Sikes Place, Suite 300, Charlotte, North Carolina on Wednesday, March 1, 2006, at 10:00 a.m. Eastern Standard Time and at any adjournments or postponements of the meeting.

The Company’s Annual Report on Form 10-K containing its consolidated financial statements for the fiscal year ended September 30, 2005 is being mailed together with this proxy statement to all stockholders entitled to vote. It is anticipated that this proxy statement and the accompanying appointment of proxy will be mailed to stockholders on or about January 27, 2006.

Proxy Procedures

All proxies will be voted in accordance with the stockholder’s instructions, and if no choice is specified, the enclosed appointment of proxy (or any signed and dated copy thereof) will be used to vote in favor of the director nominee and other matters set forth in the accompanying Notice of Annual Meeting of Stockholders. Any appointment of proxy may be revoked by a stockholder at any time before its exercise by: (i) delivering written revocation or a later dated appointment of proxy to the secretary of the Company; or (ii) attending the annual meeting and voting in person.

The board of directors is not aware of any other matter to be presented at the annual meeting. If any other matter upon which a vote may properly be taken should be presented at the annual meeting, shares represented by all proxies received by the board of directors will be voted on that matter in accordance with the judgment of the persons named as attorneys in the appointment of proxy.

Record Date

Only stockholders of record as of the close of business on January 20, 2006, the record date fixed by the board of directors, will be entitled to vote at the annual meeting and at any adjournments or postponements of the meeting. As of January 20, 2006, there were an aggregate of 18,621,935 shares of common stock, par value $.01 per share, outstanding and entitled to vote. Each share is entitled to one vote.

Voting Procedures

Quorum Requirements.  The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to establish a quorum for the transaction of business. Shares represented by proxies which contain one or more abstentions or broker nonvotes will be counted as present for purposes of determining the presence or absence of a quorum for the annual meeting.

Election of Directors.  Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting. The nominee receiving the highest number of affirmative votes of the shares present or represented and voting on the election of directors at the annual meeting will be elected for a three-year term. Shares represented by proxies received by the board of directors and not marked to withhold authority to vote for the nominee will be voted for the election of the nominee. If a stockholder properly withholds authority to vote for the nominee, the stockholder’s shares will not be counted toward the nominee’s achievement of a plurality.

Other Proposals.  The affirmative vote of the majority of shares present, in person or represented by proxy, and voting at the annual meeting is required for ratification of the appointment of the independent registered public accounting firm for the fiscal year ending September 30, 2006 and for approval of the MedCath Corporation 2006 Stock Option and Award Plan. Abstentions and broker nonvotes are not considered to have been voted for these proposals and have the practical effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated.

If any other matter not discussed in this proxy statement should be presented at the annual meeting upon which a vote may be properly taken, shares represented by all proxies received by the board of directors will be voted on that matter in accordance with the judgment of the persons named as attorneys in the appointment of proxy.

ELECTION OF DIRECTORS

The Company’s certificate of incorporation permits the board to fix the number of directors, provided there are no less than two nor more than 12 directors. The number of directors is currently fixed at eight. The board of directors is divided into three classes, with three directors currently serving in Class I, one director currently serving in Class II and four directors currently serving in Class III. Each director serves for a three-year term, with one class of directors being elected at each annual meeting. The term of the Class II director will expire at this annual meeting. All directors hold office until their successors have been duly elected and qualified.

John T. Casey is the nominee for re-election as a Class II director. Shares represented by all proxies received by the board of directors and not marked to withhold authority to vote for this nominee will be voted for his election. The board of directors knows of no reason why this nominee should be unable or unwilling to serve, but if that should be the case, proxies will be voted for the election of some other person nominated by the board of directors, or for fixing the number of directors at a lesser number.

The following table provides information about each director.

			Term
Name	Age	Class	Expires	Business Experience

Robert S. McCoy, Jr. (1)(2)(4)	67	I	2008	Mr. McCoy has served as a director since October 2003. Prior to his retirement in August 2003, he served as vice chairman of Wachovia Corporation (‘Wachovia”) and co-chaired the effort to integrate Wachovia and First Union Corporation after their merger in September 2001. Prior to the merger, he served as vice chairman and chief financial officer of Wachovia. Mr. McCoy had been with Wachovia since its 1991 acquisition of South Carolina National Corporation, where he served as president. Prior to that, he was a partner with Price Waterhouse (now PricewaterhouseCoopers). Mr. McCoy also serves as a director of Krispy Kreme Doughnuts, Inc.

			Term
Name	Age	Class	Expires	Business Experience

John B. McKinnon(3)(4)	71	I	2008	Mr. McKinnon has been a director since March 2001. He also served as a director from 1996 until 1998. From 1989 until his retirement in 1995, Mr. McKinnon served as the dean of the Babcock Graduate School of Management at Wake Forest University. From 1986 to 1988, he served as president of Sara Lee Corporation. Mr. McKinnon also serves as a director of Ruby Tuesday, Inc. and a number of private companies.
Galen D. Powers(1)(4)	69	I	2008	Mr. Powers has been a director since October 1998. He is the senior founder and served as president of Powers, Pyles, Sutter & Verville P.C., a Washington, D.C. law firm specializing in healthcare and hospital law, from 1983 to 2001. Mr. Powers was the first chief counsel of the federal Health Care Financing Administration (now Centers for Medicare and Medicaid Services) and has served as a director and the president of the American Health Lawyers Association. He serves as a director and chairman of the compliance committee of HMS Holdings, Inc. and as a director of a number of private companies in the healthcare industry.
Adam H. Clammer(2)(3)	35	III	2007	Mr. Clammer has been a director since 2002. Mr. Clammer became a member of the limited liability company which serves as the general partner of Kohlberg Kravis Roberts and Co., L.P. (‘‘KKR”) in January 2006. He has been an executive of KKR since 1995. Prior to joining KKR, Mr. Clammer was with Morgan Stanley & Co. in its mergers and acquisitions department. He also serves as a director of Zhone Technologies and a number of private companies.
Edward A. Gilhuly	46	III	2007	Mr. Gilhuly has been a director since August 1998. During January 2006, Mr. Gilhuly became a member of Sageview Capital LLC. Prior to that, he was an executive of KKR since 1986 and a general partner since January 1995, before becoming a member of the limited liability company which serves as the general partner of KKR in January 1996. Mr. Gilhuly was managing director of Kohlberg Kravis Roberts & Co. Ltd., the London-based affiliate of KKR. He also serves as a director of Rockwood Specialties Group, Inc., Legrand SA, Demag Holding SARL and Wincor Nixdorf AG.

			Term
Name	Age	Class	Expires	Business Experience

Paul B. Queally(2)(3)	41	III	2007	Mr. Queally has been a director since August 1998. He has been a general partner at Welsh, Carson, Anderson & Stowe since January 1996. Prior to joining Welsh, Carson, Anderson & Stowe, Mr. Queally was a general partner of the Sprout Group, the private equity group of Credit Suisse First Boston. He also serves as a director of Amerisafe, Inc., United Surgical Partners International, Inc. and a number of private companies.
Jacque J. Sokolov, MD(1)	51	III	2007	Dr. Sokolov has served as a director since March 2004. Since 1998, he has served as the chairman and senior partner of Sokolov, Sokolov, Burgess, a national healthcare management consulting, project development and investment firm. Dr. Sokolov previously served as chairman of Coastal Physician Group, Inc., which later became PhyAmerica Physician Group, Inc., from 1994 until 1997. Dr. Sokolov also serves as a director of Hospira, Inc.
John T. Casey	60	II	2006	Mr. Casey has been a director since May 2000, and was elected chief executive officer in September 2003. In August 2004, Mr. Casey was named chairman of the board of directors. From 1997 to 1999, he served as chairman and chief executive officer of Physician Reliance Network, Inc., an oncology practice management company that subsequently merged with US Oncology, Inc. From 1995 to 1997, Mr. Casey was the chief executive officer of Intecare, LLC, which developed joint venture partnerships with hospitals and integrated healthcare systems. From 1991 to 1995, he served as president and chief operating officer of American Medical International, which merged with National Medical Enterprises in 1995 to form Tenet Healthcare Corporation, where Mr. Casey served as vice-chairman.

(1)	Indicates a member of the compliance committee.

(2)	Indicates a member of the nominating committee.

(3)	Indicates a member of the compensation committee.

(4)	Indicates a member of the audit committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of MedCath common stock outstanding as of January 20, 2006 for:

•	each person who is known to be the beneficial owner of more than five percent of the outstanding shares of MedCath’s common stock,

•	each officer of the Company listed on the summary compensation table that appears elsewhere in this proxy statement,

•	each director of the Company, and

•	MedCath’s current executive officers and directors as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Except as indicated in the footnotes to this table, MedCath believes each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options that are exercisable within 60 days of January 20, 2006 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of another person.

		Percentage of
		Common
	Number of Shares	Stock
Name of Beneficial Owner	Beneficially Owned(1)	Outstanding

MedCath 1998 LLC(2)	5,568,522	29.9
Paul B. Queally(3)	5,100,814	27.4
Welsh, Carson, Anderson & Stowe VII, L.P.(3)	5,071,867	27.2
Nierenberg Investment Management(4)	1,534,732	8.3
John T. Casey	1,059,500	5.7
James E. Harris	300,000	1.6
Thomas K. Hearn, III	160,040	*
Grant Wicklund	125,000	*
Joan McCanless	105,000	*
John B. McKinnon	61,000	*
Galen D. Powers	25,000	*
Edward A. Gilhuly	25,000	*
Adam Clammer	17,500	*
Robert S. McCoy, Jr.	10,500	*
Jacque J. Sokolov, MD	10,500	*
Directors and executive officers, as a group (12 persons)	6,999,864	34.2

*	Indicates less than one percent ownership.

(1)	The following shares of common stock subject to options currently exercisable or exercisable within 60 days of January 20, 2006 are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options but are not deemed outstanding for computing the percentage ownership of any other person: Edward A. Gilhuly, 25,000; Paul B. Queally, 25,000; John T. Casey, 1,032,500; James E. Harris, 300,000; Thomas K. Hearn, III, 160,040; Grant Wicklund, 125,000; Joan McCanless 105,000; John B. McKinnon, 21,000; Galen D. Powers, 25,000; Adam H. Clammer, 17,500; Robert S. McCoy, Jr., 10,500; Jacque J. Sokolov, MD, 10,500; and directors and executive officers, as a group, 1,857,040.

(2)	MedCath 1998 LLC is a limited liability company of which KKR 1996 Fund, L.P. is the managing member. KKR 1996 GP L.L.C. is the sole general partner of KKR Associates 1996, L.P., which is the sole general partner of KKR 1996 Fund, L.P. Henry R. Kravis, George R. Roberts, Perry Golkin, Paul E. Raether, Michael W. Michelson, James H. Greene, Todd Fisher, Johannes Huth and Alexander Navab are the members of KKR 1996 GP LLC. Messrs. Kravis and Roberts constitute the management committee of KKR 1996 GP LLC. Each of the individuals who are the members of KKR 1996 GP L.L.C. may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 GP L.L.C. Each of such individuals disclaims beneficial ownership of such shares. The address of each such entity and person is c/o Kohlberg Kravis Roberts & Co., 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(3)	Mr. Queally is the general partner of the sole general partner of Welsh, Carson, Anderson & Stowe VII, L.P. and may be deemed to beneficially own all of the shares of common stock owned by that entity. Their address is 320 Park Avenue, Suite 2500, New York, NY 10022-6815.

(4)	The address of this stockholder is 19605 N.E. 8th Street, Camas, Washington 98607. The Schedule 13F filed by this stockholder on November 14, 2005 indicates that this stockholder, in its capacity as investment advisor, may be deemed to have sole voting and dispositive power over 1,534,732 shares.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the annual and long-term compensation for each of the past three fiscal years of (i) the Company’s chairman and chief executive officer; (ii) the Company’s other four most highly compensated executive officers incumbent at September 30, 2005; and (iii) one other former executive officer of the Company (collectively, the “Named Officers”).

Summary Compensation Table

				Long-Term
				Compensation
				Awards
				Securities
	Annual Compensation			Underlying	All Other
	Fiscal	Salary	Bonus	Options Granted	Compensation
Name and Principal Position	Year	($)	($)	(#)	($)

Current Executives:
John T. Casey	2005	550,000	206,250	—	14,566	(1)
Chairman of the Board of Director	2004	550,000	285,000	360,000	25,216
and Chief Executive Officer	2003	42,610	50,000	363,500	15,817
James E. Harris	2005	372,462	135,000	—	2,679	(2)
Executive Vice President and Chief	2004	342,154	176,000	120,000	3,835
Financial Officer	2003	301,225	60,000	30,000	3,358
Thomas K. Hearn, III	2005	289,692	105,000	—	3,479	(3)
President, Diagnostic Division	2004	244,862	118,450	66,240	2,460
and Chief Development Officer	2003	230,000	45,000	11,000	3,000
Joan McCanless	2005	215,000	80,625	—	2,977	(4)
Senior Vice President Risk	2004	200,000	100,000	40,000	2,974
Management and Decision Support/	2003	192,500	40,000	15,000	3,101
Corporate Compliance Officer

				Long-Term
				Compensation
				Awards
				Securities
	Annual Compensation			Underlying	All Other
	Fiscal	Salary	Bonus	Options Granted	Compensation
Name and Principal Position	Year	($)	($)	(#)	($)

Grant Wicklund	2005	260,000	97,500	—	105,850	(5)
Senior Vice President and	2004	109,203	62,500	125,000	20,385
Chief Administrative Officer	2003	—	—	—	—
Former Executives:
Charles Slaton	2005	420,000	—	—	1,121,744	(6)
	2004	400,000	210,000	162,500	112,696
	2003	30,989	—	162,500	346

(1)	Amount comprised of matching contributions to the Company’s 401(k) and restoration plans of $3,150 and $4,770, respectively, as well as $6,646 in commuting allowances.

(2)	Amount comprised of matching contributions to the Company’s 401(k) and restoration plans of $1,433 and $1,246, respectively.

(3)	Amount comprised of matching contributions to the Company’s 401(k) and restoration plans of $2,638 and $841, respectively.

(4)	Amount solely comprised of matching contributions to the Company’s 401(k) plan.

(5)	Amount comprised of matching contributions to the Company’s 401(k) and relocation payments of $3,711 and $102,139, respectively.

(6)	Mr. Slaton resigned as the Company’s chief operating officer and president in October 2005. Pursuant to the severance provisions of his employment agreement, Mr. Slaton will receive salary continuation payments in bi-weekly installments during the year following his termination of employment. Amount comprised of salary continuation payments of $1,050,000, payments for earned but unused vacation days of $56,662, estimated medical insurance premiums of $9,159 and matching contributions to the Company’s 401(k) and restoration plans of $3,500 and $2,423, respectively.

Fiscal Year-End Values of Stock Options

The following table sets forth information with respect to options to purchase the Company’s common stock held by to the Named Officers, including (i) the number of shares of Common Stock purchased upon exercise of options in the fiscal year ended September 30, 2005; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at September 30, 2005; and (iv) the value of such unexercised options at September 30, 2005.

Aggregated Option Exercises in Last Fiscal
Year and Fiscal Year-End Option Values

			Number of Securities Underlying	Value of Unexercised
			Unexercised Options at	In-the-Money Options at
	Shares Acquired	Value	September 30, 2005 (#)	September 30, 2005 ($)(1)
Name	On Exercise (#)	Realized ($)	Exercisable/Unexercisable(2)	Exercisable/Unexercisable(2)

Current Executives:
John T. Casey	—	—	1,032,500/0	11,771,250/0
James E. Harris	—	—	300,000/0	2,737,470/0
Thomas K. Hearn, III	—	—	160,040/0	1,439,001/0
Joan McCanless	—	—	105,000/0	976,820/0
Grant Wicklund	—	—	125,000/0	1,062,500/0
Former Executives:
Charles R. Slaton	—	—	97,500/227,500	1,378,921/3,178,050

(1)	The dollar value of unexpired, in-the-money options represents the difference between the closing stock price of $23.75 per share at September 30, 2005 and the exercise prices of the options.

(2)	During the year end September 30, 2005, the vesting of substantially all of the unvested options was accelerated. See “Compensation Committee Report on Executive Compensation — Stock Option Awards.”

Equity Compensation Plan Information

The following table provides information regarding the Company’s equity compensation plans as of September 30, 2005.

Number of Securities
	Number of		Remaining Available
	Securities to be		for Future Issuance
	Issued upon	Weighted Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding Securities
	Options, Warrants,	Options, Warrants,	Reflected in the
Plan Category	and Rights	and Rights	Initial Column)

Equity compensation plans approved by stockholders*	2,409,618	$13.50	369,368
Equity compensation plans not approved by stockholders	—	—	—

Total	2,409,618	$13.50	369,368

*	These plans consist of the 1998 Stock Option Plan for Key Employees and the 2000 Outside Directors’ Stock Option Plan.

Executive Employment Agreements

John T. Casey.  MedCath entered into an amended and restated employment agreement with Mr. Casey, chairman and chief executive officer, on September 30, 2005. The agreement provides for an initial three-year term that is automatically renewed for successive one year terms unless either party provides notice of non-renewal at least 90 days prior to the end of the initial or any renewal term. Mr. Casey’s employment agreement provides an initial annual base salary of $550,000 annually. His base salary will be adjusted annually at the discretion of the board of directors, but in no event may his base salary be reduced nor be less than the median base salary for a comparable position at corporations of similar size and character as the Company.

The agreement provides that Mr. Casey will participate in an annual bonus plan that will establish a target annual opportunity equal to 50% of his base salary for the year. The terms and provisions of the bonus plan, including the performance goals and the threshold performance levels that must be met for payment of a bonus will be established each year by the compensation committee. The agreement further provides for him to participate in any other compensation plan or program maintained by the Company for senior executives as well as all employee fringe benefit, pension and welfare benefit programs which the Company makes available to senior executives.

Upon the termination of employment of Mr. Casey by the Company without cause (other than as a result of disability which is address below), or upon a voluntary termination by the executive for good reason, the agreement provides for the following payments and benefits:

•	for an amount equal to the sum of two times his annual base salary and one times his target annual bonus following termination;

•	earned but unpaid salary (including any awarded but deferred bonus payment);

•	any accrued but unpaid vacation;

•	unreimbursed business expenses; and

•	continued coverage under the Company’s medical, disability and life insurance plans for a period ending on the earlier of (A) the second anniversary of the date of termination or (B) the date Mr. Casey becomes covered under comparable plans of a new employer.

Upon termination by the Company with cause, or by Mr. Casey without good reason, the agreement provides for the following payments:

•	earned but unpaid salary (including any awarded but deferred bonus payment);

•	any accrued but unpaid vacation; and

•	unreimbursed business expenses.

Upon termination of employment because of a total and permanent disability, Mr. Casey will receive any amounts due under the terms of any disability insurance policy which the Company maintains for him, a pro rata portion of the bonus (if any) for the fiscal year in which the disability occurs, any earned but unpaid salary (including any awarded but deferred bonus payment), any accrued but unpaid vacation and any unreimbursed business expenses.

Upon termination of employment because of death, Mr. Casey’s estate or designated beneficiaries will receive any death benefits provided under any plans the Company maintains for him, a pro rata portion of the bonus (if any) for the fiscal year in which the death occurs, any earned but unpaid salary (including any awarded but deferred bonus payment), any accrued but unpaid vacation and any unreimbursed business expenses.

The agreement contains non-competition and nondisclosure provisions. The nondisclosure provisions provide that Mr. Casey will not disclose confidential information regarding the Company and its subsidiaries and affiliates at any time following his termination of employment. The non-competition provisions provide that he will not, for a period of one year following the date of termination, compete with the Company by directly or indirectly becoming involved with a competitor of the Company. Furthermore, Mr. Casey agrees not to solicit employees of the Company for one year following the date of his termination of employment.

Jamie E. Harris.  MedCath entered into an amended and restated employment agreement with Mr. Harris, executive vice-president and chief financial officer, on September 30, 2005. The agreement provides for an initial three-year term that is automatically renewed for successive one year terms unless either party provides notice of non-renewal at least 90 days prior to the end of the initial or any renewal term. Mr. Harris’ employment agreement provides an annual base salary of initial $360,000 annually. His base salary will be adjusted annually at the discretion of the board of directors, but in no event will his base salary be reduced nor be less than the median base salary for a comparable position at corporations of similar size and character as the Company.

The agreement provides that Mr. Harris will participate in an annual bonus plan that will establish a target annual opportunity equal to 50% of his base salary for the year. The terms and provisions of the bonus plan, including the performance goals and the threshold performance levels that must be met for payment of a bonus will be established each year by the compensation committee. The agreement further provides for him to participate in any other compensation plan or program maintained by the Company for senior executives as well as all employee fringe benefit, pension and welfare benefit programs which the Company makes available to senior executives.

Upon the termination of employment of Mr. Harris by the Company without cause (other than as a result of disability which is address below), or upon a voluntary termination by the executive for good reason, the agreement provides for the following payments and benefits:

•	for an amount equal to (A) one and one-half times his annual base salary if termination occurs prior to a change in control or more than 12 months after a change in control or (B) if such termination occurs upon a change in control or at any time within 12 months after a change in control, the sum of two times his annual base salary and one times his target annual bonus;

•	earned but unpaid salary (including any awarded but deferred bonus payment);

•	any accrued but unpaid vacation;

•	unreimbursed business expenses; and

•	continued coverage under the Company’s medical, disability and life insurance plans for a period ending eighteen months after the date of termination or, if earlier, the date he becomes covered under comparable plans of a new employer.

Upon termination by the Company with cause, or by Mr. Harris without good reason, the agreement provides for the following payments:

•	earned but unpaid salary (including any awarded but deferred bonus payment);

•	any accrued but unpaid vacation; and

•	unreimbursed business expenses.

Upon termination of employment because of a total and permanent disability, Mr. Harris will receive any amounts due under the terms of any disability insurance policy which the Company maintains for him, a pro rata portion of the bonus (if any) for the fiscal year in which the disability occurs, any earned but unpaid salary (including any awarded but deferred bonus payment), any accrued but unpaid vacation and any unreimbursed business expenses.

Upon termination of employment because of death, Mr. Harris’ estate or designated beneficiaries will receive any death benefits provided under any plans the Company maintains for him, a pro rata portion of the bonus (if any) for the fiscal year in which the death occurs, any earned but unpaid salary (including any awarded but deferred bonus payment), any accrued but unpaid vacation and any unreimbursed business expenses.

The agreement contains non-competition and nondisclosure provisions. The nondisclosure provisions provide that Mr. Harris will not disclose confidential information regarding the Company and its subsidiaries and affiliates at any time following his termination of employment. The non-competition provisions provide that he will not, for a period of one year following the date of termination, compete with the Company by directly or indirectly becoming involved with a competitor of the Company. Furthermore, Mr. Harris agrees not to solicit employees of the Company for one year following the date of his termination of employment.

Thomas K. Hearn, III.  MedCath entered into an amended and restated employment agreement with Mr. Hearn, chief development officer, on September 30, 2005. The agreement provides for an initial three-year term that is automatically renewed for successive one year terms unless either party provides notice of non-renewal at least 90 days prior to the end of the initial or any renewal term. Mr. Hearn’s employment agreement provides an initial annual base salary of $280,000 annually. His base salary will be adjusted annually at the discretion of the board of directors, but in no event will his base salary be reduced nor be less than the median base salary for a comparable position at corporations of similar size and character as the Company.

The agreement provides that Mr. Hearn will participate in an annual bonus plan that will establish a target annual opportunity equal to 50% of his base salary for the year. The terms and provisions of the bonus plan, including the performance goals and the threshold performance levels that must be met for payment of a bonus will be established each year by the compensation committee. The agreement further provides for him to participate in any other compensation plan or program maintained by the Company for senior executives as well as all employee fringe benefit, pension and welfare benefit programs which the Company makes available to senior executives.

Upon the termination of employment of Mr. Hearn by the Company without cause (other than as a result of disability which is address below), or upon a voluntary termination by the executive for good reason, the agreement provides for the following payments and benefits:

•	for an amount equal to (A) one times his annual base salary if termination occurs prior to a change in control or more than 12 months after a change in control or (B) if such termination occurs upon a change in control or at any time within 12 months after a change in control, the sum of two times his annual base salary and one times his target annual bonus;

•	earned but unpaid salary (including any awarded but deferred bonus payment);

•	any accrued but unpaid vacation;

•	unreimbursed business expenses; and

•	continued coverage under the Company’s medical, disability and life insurance plans for a period ending the earlier of (A) the first anniversary of the date of termination or (B) the date the executive becomes covered under comparable plans of a new employer.

Upon termination by the Company with cause, or by Mr. Hearn without good reason, the agreement provides for the following payments:

•	earned but unpaid salary (including any awarded but deferred bonus payment);

•	any accrued but unpaid vacation; and

•	unreimbursed business expenses.

Upon termination of employment because of a total and permanent disability, Mr. Hearn will receive any amounts due under the terms of any disability insurance policy which the Company maintains for him, a pro rata portion of the bonus (if any) for the fiscal year in which the disability occurs, any earned but unpaid salary (including any awarded but deferred bonus payment), any accrued but unpaid vacation and any unreimbursed business expenses.

Upon termination of employment because of death, Mr. Hearn’s estate or designated beneficiaries will receive any death benefits provided under any plans the Company maintains for him, a pro rata portion of the bonus (if any) for the fiscal year in which the death occurs, any earned but unpaid salary (including any awarded but deferred bonus payment), any accrued but unpaid vacation and any unreimbursed business expenses.

The agreement contains non-competition and nondisclosure provisions. The nondisclosure provisions provide that Mr. Hearn will not disclose confidential information regarding the Company and its subsidiaries and affiliates at any time following his termination of employment. The non-competition provisions provide that he will not, for a period of one year following the date of termination, compete with the Company by directly or indirectly becoming involved with a competitor of the Company. Furthermore, Mr. Hearn agrees not to solicit employees of the Company for one year following the date of his termination of employment.

Joan McCanless.  MedCath entered into an amended and restated employment agreement with Ms. McCanless, senior vice president — risk management and decision support and corporate compliance officer, on September 30, 2005. The agreement provides for an initial three-year term that is automatically renewed for successive one year terms unless either party provides notice of non-renewal at least 90 days prior to the end of the initial or any renewal term. Ms. McCanless’ employment agreement provides an initial annual base salary of $215,000 annually. Her base salary will be adjusted annually at the discretion of the board of directors, but in no event will her base salary be reduced nor be less than the median base salary for a comparable position at corporations of similar size and character as the Company.

The agreement provides that Ms. McCanless will participate in an annual bonus plan that will establish a target annual opportunity equal to 50% of her base salary for the year. The terms and provisions of the bonus plan, including the performance goals and the threshold performance levels that must be met for payment of a bonus will be established each year by the compensation committee. The agreement further provides for her to participate in any other compensation plan or program maintained by the Company for senior executives as well as all employee fringe benefit, pension and welfare benefit programs which the Company makes available to senior executives.

Upon the termination of employment of Ms. McCanless by the Company without cause (other than as a result of disability which is address below), or upon a voluntary termination by the executive for good reason, the agreement provides for the following payments and benefits:

•	for an amount equal to (A) one times her annual base salary if termination occurs prior to a change in control or more than 12 months after a change in control or (B) if such termination occurs upon a change in control or at any time within 12 months after a change in control, the sum of two times her annual base salary and one times her target annual bonus;

•	earned but unpaid salary (including any awarded but deferred bonus payment);

•	any accrued but unpaid vacation;

•	unreimbursed business expenses; and

•	continued coverage under the Company’s medical, disability and life insurance plans for a period ending the earlier of (A) the first anniversary of the date of termination or (B) the date the executive becomes covered under comparable plans of a new employer.

Upon termination by the Company with cause, or by Ms. McCanless without good reason, the agreement provides for the following payments:

•	earned but unpaid salary (including any awarded but deferred bonus payment);

•	any accrued but unpaid vacation; and

•	unreimbursed business expenses.

Upon termination of employment because of a total and permanent disability, Ms. McCanless will receive any amounts due under the terms of any disability insurance policy which the Company maintains for her, a pro rata portion of the bonus (if any) for the fiscal year in which the disability occurs, any earned but unpaid salary (including any awarded but deferred bonus payment), any accrued but unpaid vacation and any unreimbursed business expenses.

Upon termination of employment because of death, Ms. McCanless’ estate or designated beneficiaries will receive any death benefits provided under any plans the Company maintains for her, a pro rata portion of the bonus (if any) for the fiscal year in which the death occurs, any earned but unpaid salary (including any awarded but deferred bonus payment), any accrued but unpaid vacation and any unreimbursed business expenses.

The agreement contains non-competition and nondisclosure provisions. The nondisclosure provisions provide that Ms. McCanless will not disclose confidential information regarding the Company and its subsidiaries and affiliates at any time following her termination of employment. The non-competition provisions provide that she will not, for a period of one year following the date of termination, compete with the Company by directly or indirectly becoming involved with a competitor of the Company. Furthermore, Ms. McCanless agrees not to solicit employees of the Company for one year following the date of her termination of employment.

Grant Wicklund.  MedCath entered into an amended and restated employment agreement with Mr. Wicklund, senior vice president and chief administrative officer, on September 30, 2005. The agreement provides for an initial three-year term that is automatically renewed for successive one year terms unless either party provides notice of non-renewal at least 90 days prior to the end of the initial or any renewal term. Mr. Wicklund’s employment agreement provides an initial annual base salary of $260,000 annually. His base salary will be adjusted annually at the discretion of the board of directors, but in no event will his base salary be reduced nor be less than the median base salary for a comparable position at corporations of similar size and character as the Company.

The agreement provides that Mr. Wicklund will participate in an annual bonus plan that will establish a target annual opportunity equal to 50% of his base salary for the year. The terms and provisions of the bonus plan, including the performance goals and the threshold performance levels that must be met for payment of a bonus will be established each year by the compensation committee. The agreement further provides for him to participate in any other compensation plan or program maintained by the Company for senior executives as well as all employee fringe benefit, pension and welfare benefit programs which the Company makes available to senior executives.

Upon the termination of employment of Mr. Wicklund by the Company without cause (other than as a result of disability which is address below), or upon a voluntary termination by the executive for good reason, the agreement provides for the following payments and benefits:

•	for an amount equal to (A) one times his annual base salary if termination occurs prior to a change in control or more than 12 months after a change in control or (B) if such termination occurs upon a change in control or at any time within 12 months after a change in control, the sum of two times his annual base salary and one times his target annual bonus;

•	earned but unpaid salary (including any awarded but deferred bonus payment);

•	any accrued but unpaid vacation;

•	unreimbursed business expenses; and

•	continued coverage under the Company’s medical, disability and life insurance plans for a period ending the earlier of (A) the first anniversary of the date of termination or (B) the date the executive becomes covered under comparable plans of a new employer.

Upon termination by the Company with cause, or by Mr. Wicklund without good reason, the agreement provides for the following payments:

•	earned but unpaid salary (including any awarded but deferred bonus payment);

•	any accrued but unpaid vacation; and

•	unreimbursed business expenses.

Upon termination of employment because of a total and permanent disability, Mr. Wicklund will receive any amounts due under the terms of any disability insurance policy which the Company maintains for him, a pro rata portion of the bonus (if any) for the fiscal year in which the disability occurs, any earned but unpaid salary (including any awarded but deferred bonus payment), any accrued but unpaid vacation and any unreimbursed business expenses.

Upon termination of employment because of death, Mr. Wicklund’s estate or designated beneficiaries will receive any death benefits provided under any plans the Company maintains for him, a pro rata portion of the bonus (if any) for the fiscal year in which the death occurs, any earned but unpaid salary (including any awarded but deferred bonus payment), any accrued but unpaid vacation and any unreimbursed business expenses.

The agreement contains non-competition and nondisclosure provisions. The nondisclosure provisions provide that Mr. Wicklund will not disclose confidential information regarding the Company and its subsidiaries and affiliates at any time following his termination of employment. The non-competition provisions provide that he will not, for a period of one year following the date of termination, compete with the Company by directly or indirectly becoming involved with a competitor of the Company. Furthermore, Mr. Wicklund agrees not to solicit employees of the Company for one year following the date of his termination of employment.

Compensation Committee Report on Executive Compensation

General.  The Company’s executive compensation program is administered by the compensation committee of the board of directors. The compensation committee has structured the Company’s compensation program with a view toward ensuring the financial strength of the Company, encouraging high levels of growth, and maximizing long-term stockholder value. The goal of the compensation committee is to establish compensation levels that will enable the Company to attract, motivate, reward, and retain qualified executives.

The program is designed to focus and direct the energies and efforts of key executives toward achieving specific Company, divisional, and strategic objectives. The program has three principal components: base salary, annual performance based cash bonuses, and long-term incentive compensation paid in the form of stock options. In addition, executive officers may elect to participate in the Company’s tax-deferred savings plan and other benefit plans generally available to all employees.

Base Salary.  Each of the Company’s executive officers, including the chief executive officer, receives a base salary that is adjusted annually to reflect changes in market conditions, the Company’s performance and individual responsibilities. The initial base salaries for executive officers, including the chief executive officer, were fixed pursuant to written employment agreements. Annual adjustments in the base salaries of all executive officers other than the chief executive officer are determined by the compensation committee through a subjective review of the officer’s performance by the chief executive officer and compensation committee members, 80% of which is based upon the attainment of financial objectives and 20% of which is based upon the attainment of operational objectives. Fiscal 2005 base salary levels for all executive officers other than the chief executive officer were established by the compensation committee based upon the above criteria.

Cash Bonus Awards.  To reward superior performance and contributions made by key executives, the Company awards annual performance based cash bonuses based on the achievement of specific financial and operational goals. The financial and operational goals for each individual officer are derived from those established by the compensation committee for the chief executive officer. The relevant goals and the weight assigned to each goal are tailored to each executive officer based upon his or her area of responsibility. For fiscal 2005, the Company’s executive officers who were incumbent at September 30, 2005 and were employed as of the date of the bonus payment, received cash bonuses equal to 38% of their base salaries. The maximum amount of annual cash bonus for each executive officer is determined at the beginning of each fiscal year and is expressed as a percentage of annual base salary. The board of directors communicates the incentive compensation goals and objectives to the officers of the Company each year. Individual bonus incentive awards are determined at the end of the fiscal year based upon achievement of the specified financial and operational goals.

Stock Option Awards.  Pursuant to the Company’s 1998 Stock Option Plan for Key Employees, the Company may award its executive officers and key employees incentive stock options and nonqualified stock options. Grants under this plan typically are made to cover a five-year period. Under the plan, the compensation committee may grant option awards and determine the exercise period, exercise price, and such other conditions and restrictions as it deems appropriate for each grant. There were no awards made to executive officers in fiscal 2005.

In September 2005, the compensation committee approved a plan to accelerate the vesting of substantially all unvested stock options previously awarded to employees. The accelerated vesting of options was effective as of September 30, 2005 and was conditioned upon an optionee entering into a sale restriction agreement (the “Restriction Agreement”) which provides that if the optionee exercises a stock option prior to its originally scheduled vesting date while employed by the Company, the optionee will be prohibited from selling the shares of stock acquired upon exercise of the option until the date the option would have become vested had it not been accelerated. The Restriction Agreement also provides that if an optionee exercises an option prior to its originally scheduled vesting date and is no longer employed by the Company, the optionee will be prohibited from selling the stock acquired upon exercise of the option for the longer of three years from the option exercise date or the originally scheduled vesting date.

Chief Executive Officer Compensation.  Mr. Casey’s base compensation of $550,000 was determined pursuant to the terms of his employment agreement with the Company. Mr. Casey’s annual cash bonus was determined pursuant to the formula provided by his employment agreement. See “Executive Employment Agreements — John T. Casey.”

Deductibility of Certain Executive Compensation.  Under federal income tax law, a public company may not deduct non-performance based compensation in excess of $1.0 million paid to its chief executive officer or any of its four highest paid other executive officers. No executive officer of the Company received in fiscal 2005 non-performance based compensation in excess of this limit. The compensation committee currently intends to continue to manage MedCath’s executive compensation program in a manner that will maximize federal income tax deductions. However, the compensation committee may from time to time exercise its discretion to award compensation that may not be deductible under Section 162(m) of the Code when in its judgment such award would be in the interests of the Company.

Respectfully submitted,

Adam H. Clammer
Paul B. Queally
John B. McKinnon, Chairman

Compensation Committee Interlocks and Insider Participation

In fiscal 2005, the compensation committee of the board of directors was composed of Messrs. McKinnon, Gilhuly, and Queally. Messrs. Gilhuly and Queally are neither employees nor officers of the Company. Up until January 1, 2006, Mr. Gilhuly was an executive and general partner of KKR. Mr. Queally is a general partner of Welsh, Carson, Anderson & Stowe (“Welsh Carson”). See “Certain Transactions” for a discussion of transactions and certain business relationships between the Company, KKR and Welsh Carson.

STOCK PERFORMANCE GRAPH

The following graph sets forth the cumulative return on the Company’s stock from July 24, 2001, the date on which the Company’s stock commenced trading on the Nasdaq National Market, through September 30, 2005, as compared to the cumulative return of The Nasdaq Stock Market (U.S. Companies) Index and the cumulative return of the Standard & Poor’s Health Care Facilities Index. The graph assumes that $100 was invested on July 24, 2001 in each of (1) the Company’s common stock, (2) The Nasdaq Stock Market (U.S. Companies) Index and (3) the Standard & Poor’s Health Care Facilities Index and that all dividends were reinvested.

COMPARISON OF 50 MONTH CUMULATIVE TOTAL RETURN
AMONG MEDCATH CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE S&P HEALTH CARE FACILITIES INDEX

Cumulative Total Return

	7/24/01	9/01	9/02	9/03	9/04	9/05
MedCath Corporation	100.00	64.60	45.20	41.36	63.28	95.00
NASDAQ Stock Market (U.S.)	100.00	69.03	55.56	85.09	89.74	100.39
S & P Health Care Facilities	100.00	103.74	104.97	62.71	60.41	73.21

CORPORATE GOVERNANCE

Meetings and Committees

The board of directors of the Company held five meetings during the fiscal year ended September 30, 2005. The Company had standing audit, compensation, compliance and nominating committees during fiscal 2005.

Messrs. Clammer, McKinnon, and Queally currently serve as members of the compensation committee. The compensation committee determines the amount and type of compensation paid to senior management, establishes and reviews general policies relating to compensation and benefits of employees, and administers the Company’s stock option plans. The compensation committee held three meetings during fiscal 2005.

Messrs. McKinnon, McCoy, and Powers currently serve as members of the audit committee. The audit committee oversees the accounting and financial reporting processes of the Company, independent audits of its financial statements, and corporate governance matters. The audit committee held five meetings during fiscal 2005.

Messrs. McCoy and Powers and Dr. Sokolov currently serve as members of the compliance committee. The compliance committee oversees the implementation of the Company’s compliance program, which seeks to ensure that the Company’s operations at all levels are conducted in compliance with applicable federal and state laws regarding both public and private healthcare programs. The compliance committee held three meetings during fiscal 2005.

Pursuant to the stockholders’ agreement by and among the Company and affiliates of KKR and Welsh Carson, KKR is contractually entitled to designate four directors of the Company and Welsh Carson is contractually entitled to designate three directors of the Company. See “Certain Transactions — Stockholders’ Agreements.” Messers. Clammer, McCoy, and Queally currently serve as members of the nominating committee. The nominating committee did not meet during fiscal 2005. The board has delegated to the nominating committee the authority to nominate individuals for election to the board who are not designated by KKR or Welsh Carson and to consider nominations submitted by stockholders who comply with the notice procedures provided under the Company’s bylaws. Nominations may be made by any stockholder who is entitled to vote for the election of the director so nominated. To be considered by the committee, nominations must be received in writing by the secretary of the Company (i) in the case of an annual meeting, not less than 45 days or more than 75 days prior to the first anniversary of the preceding year’s annual meeting, and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the later of 90 days prior to the annual meeting or 10 days following the day on which public announcement of the date of the meeting was first made. The notice must include all information relating to the nominee that would be required to be disclosed in solicitations of proxies for election of directors under regulations promulgated by the Securities and Exchange Commission (the “SEC”). The notice also must include (A) the name and address, as they appear on the records of the Company, of the stockholder of record and the name and address of the beneficial owner, if different, on whose behalf the nomination is made and (B) the class and number of shares of the Company which are beneficially owned and owned of record by the stockholder of record and such beneficial owner. The nominating committee’s charter was filed as Appendix B to the proxy statement for the Company’s 2004 annual meeting. The proxy statement for the 2004 annual meeting, as well as the Company’s other filings with the SEC, are accessible on the Company’s website at www.medcath.com.

Compensation of Directors

Directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the board of directors and for meetings of any committees of the board of directors on which they serve. Non-employee directors receive a quarterly retainer of $5,000, a fee of $1,000 per regularly scheduled meeting attended and $500 per meetings held via teleconference. Non-employee directors also receive a fee of $1,000 per committee meeting attended. The chairman of each committee other than the audit committee receives an additional fee of $500 per committee meeting attended. The audit committee chairman receives an additional fee of $1,000 per committee meeting and an additional retainer of $10,000.

Directors who are not executive officers of the Company are granted options under the Company’s Outside Directors’ Stock Option Plan to purchase 3,500 shares of the Company’s common stock upon becoming a director and as of the first day of each fiscal year, if the director was re-elected as a director or was continuing as a director as of the adjournment of the immediately preceding annual stockholders meeting. These options have an exercise price equal to the fair market value of the Company’s common stock at the date of grant, are exercisable immediately, and expire ten years from the date of grant. On October 1, 2004, each director received 3,500 options with an exercise price of $16.10.

Independent Directors

The board of directors has determined that the following directors are free from any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and, accordingly, are “independent” as such term is defined by the listing standards of the Nasdaq National Market:

Adam H. Clammer
Edward A. Gilhuly
Robert S. McCoy, Jr.
John B. McKinnon
Galen D. Powers
Paul B. Queally

Code of Ethics for Directors and Financial Professionals

In December 2003, the board of directors adopted a Code of Ethics for Directors and Financial Professionals (the “Ethics Code”) that meets the criteria for a code of ethics established by regulations promulgated by the SEC. The Ethics Code applies to each of MedCath’s directors and to its chairman, chief executive officer, chief operating officer, chief financial officer, chief accounting officer, treasurer, hospital chief financial officers, and any other employee designated by the chief financial officer who has significant responsibility for preparing or overseeing the preparation of MedCath’s financial statements and the other financial data included in MedCath’s periodic reports to the SEC and in other public communications made by MedCath. The Company will provide a copy of the Ethics Code upon request to any person without charge. Such requests should be submitted in writing to the Secretary of the Company. In the event of an amendment to or waiver from a provision of the Ethics Code, the Company intends to post such information on its website at www.medcath.com.

Stockholder Communications and Annual Stockholder Meetings

Stockholders who wish to communicate with directors may do so via the Internet by going to www.medcath.com, clicking on “Investor Relations,” then “Contact and Info Request,” and then the electronic mail address “IR@medcath.com.” Alternatively, stockholders may mail their communications to the attention of “Investor Relations” at the Company’s executive offices. All correspondence to directors received electronically or otherwise will be forwarded by the Company’s investor relations department to individual directors per the stockholder’s instructions or, absent instructions, to the chairman of the board.

Two directors attended the 2005 annual meeting of stockholders. The board of directors has not adopted a formal policy regarding director attendance at annual meetings.

CERTAIN TRANSACTIONS

Stockholders’ Agreements

The Company has a stockholders’ agreement with the investment partnerships sponsored by KKR and Welsh Carson, and individuals affiliated with their sponsors which own 29.9% and 27.2%, respectively, of MedCath’s outstanding common stock. The stockholders’ agreement, which governs the voting and certain other rights and obligations of these stockholders, provides that each party to the agreement will be entitled to designate a specified number of persons for election to MedCath’s board of directors and obligates the other parties to the agreement to vote their shares in favor of those designees.

Under the stockholders’ agreement, the affiliates of KKR are entitled to designate four directors and the affiliates of Welsh Carson are entitled to designate three directors. The number of directors that each of these affiliates is entitled to designate under the stockholders’ agreement decreases as their percentage ownership of MedCath’s common stock decreases. The affiliates of KKR and of Welsh Carson will each be entitled, however, to designate at least one director so long as they own 5% or more of MedCath’s common stock on a fully-diluted basis.

Under the stockholders’ agreement, the following actions also require the separate approval of a majority of the shares held by the affiliates of KKR and a majority of the shares held by the affiliates of Welsh Carson:

•	appointment, dismissal or replacement of MedCath’s chief executive officer,

•	mergers or consolidations with or into another corporation,

•	sales, transfers or disposals of all or substantially all of MedCath’s assets, and

•	acquiring, purchasing or investing in any material assets, or disposing of any material assets, other than in the ordinary course of business.

These separate approval rights terminate for each of these groups of stockholders when the group’s ownership of MedCath’s common stock is less than 20% on a fully-diluted basis.

The stockholders’ agreement also contains certain restrictions on competition and the transfer of each group’s respective shares. Among these restrictions is a requirement that each of the parties to the stockholders’ agreement give the Company prior written notice of a proposed sale or other transfer of their shares, except for transfers to affiliates, distributions by a partnership to its partners, transfers to spouses or lineal descendants or transfers in connection with a public offering. Upon receipt of notice of proposed sale, MedCath is obligated to notify the other parties to the stockholders’ agreement, each of whom has the right to sell a pro rata portion of its shares to the potential purchaser. These rights apply so long as the stockholders’ agreement is in effect.

MedCath also has a registration rights agreement with affiliates of KKR and Welsh Carson that gives each of them the right to require MedCath on multiple occasions to register their shares of common stock under the Securities Act of 1933, subject to certain exceptions stated in the registration rights agreement.

Director Consulting Agreement

Jacque J. Sokolov, M.D. was elected to MedCath’s board of directors in March 2004. Dr. Sokolov is chairman and senior partner of Sokolov, Sokolov and Burgess (“SSB”), a national health-care management consulting, development, and investment firm. In October 2003, SSB was engaged to provide strategic planning and operational consulting services to MedCath. This engagement was renewed and extended to include one of MedCath’s hospital subsidiaries in February 2004. During fiscal 2005, MedCath and this subsidiary paid an aggregate of $160,111 in consulting fees to SSB and reimbursed SSB for $9,120 in direct expenses associated with the engagement. These fees were billed on either a per session or standard hourly rate basis. As a non-employee director, Dr. Sokolov receives annual and per meeting compensation from MedCath. See “Corporate Governance — Compensation of Directors.”

PROPOSAL TO APPROVE THE
MEDCATH CORPORATION 2006 STOCK OPTION AND AWARD PLAN

The stockholders are being asked to approve the MedCath Corporation 2006 Stock Option and Award Plan (the “Stock Plan”) which provides for the issuance of stock options, restricted stock and restricted stock units to employees of the Company. The Stock Plan was approved by the board of directors to be effective as of October 1, 2005, subject to approval and ratification of the Stock Plan by the stockholders of the Company. A total of 1,750,000 shares of stock were reserved for issuance under the Stock Plan. A copy of the Stock Plan is included at the end of this proxy statement as an Appendix.

Administration

The Stock Plan will be administered by the compensation committee of the board of directors (the “Committee”). The Committee will have the authority to select the employees eligible to receive awards. The Committee currently expects that awards under the Stock Plan will be made to the Company’s corporate officers and other key employees of the Company and its subsidiaries, which currently consists of approximately 75 individuals in the aggregate. The Committee also has the authority under the Stock Plan to determine the types of awards, select the terms and conditions attached to all awards, and, subject to the limitation on individual awards in the Stock Plan, determine the number of shares to be awarded. The Stock Plan provides that the maximum number of shares with respect to which awards may be granted to any employee during a fiscal year of the Company is 500,000 shares. The Stock Plan will expire, and no awards may be granted thereunder, after September 30, 2015. As of January 20, 2006, the closing price of the Company’s common stock was $19.74 per share.

Forms of Equity-Based Awards Available Under the Stock Plan

Stock Options.  The Committee may grant stock options under the Stock Plan, which entitle the option holder to purchase a specified number of shares of Company common stock at an exercise price that is not less than the fair market value of the stock on the date that the option is granted. Options granted may be for a term of not more than ten years, will be exercisable during the optionee’s lifetime only by the optionee, are non-transferable during the life of the optionee, and after the optionee’s death are transferable only by will or the laws of descent and distribution.

Awards of stock options to employees may include incentive stock options, non-qualified stock options, or any combination thereof. Under existing tax laws, an employee who is granted an option will not realize any taxable income when the option is granted and the Company will not receive a tax deduction. When an incentive stock option is exercised by an employee, no taxable income is recognized by the employee nor is a tax deduction available to the Company. When a non-qualified stock option is exercised by an employee, the spread between the exercise price and the fair market value of the acquired shares at the time of exercise is ordinary income to the employee, and the Company receives a tax deduction for the same amount at the time of exercise.

Restricted Stock.  The Committee may grant awards of restricted stock under the Stock Plan, which are awards of common stock of the Company subject to such terms, conditions and restrictions as the Committee may provide in the award instruments granting the restricted stock. Conditions attached to the restricted stock may include, but are not limited to, restrictions upon the sale, assignment, transfer or other disposition of the restricted stock and the requirement of forfeitures of the restricted stock upon certain terminations of employment. Restricted stock will vest over a minimum period of three years (or one year in the case of a performance-based award), except in the event of a participant’s death, disability or retirement or in the event of a change of control of the Company or similar circumstances. Up to five percent of the shares of stock authorized under the Stock Plan may be granted as restricted stock or restricted stock units without minimum vesting. When the period of restriction on restricted stock terminates, the unrestricted shares are delivered to the participant.

A participant who is granted restricted stock generally will realize taxable income on the fair market value of the restricted stock, less any amount paid by the participant, at the time the award is no longer subject to restrictions on transfer or a substantial risk for forfeiture. However, a participant can elect under Section 83(b) of the Internal Revenue Code (the “Code”), within 30 days of receipt of the award, to recognize taxable ordinary income equal to the fair market value of Company common stock, less any amount paid by the participant, on the date of the award. The Company receives a deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the participant filed a timely election to accelerate recognition of income under Section 83(b) of the Code).

Restricted Stock Units.  The Committee may grant awards of restricted stock units under the Stock Plan, which units represent the participant’s right to receive shares of Company stock subject to such terms, conditions and restrictions as the Committee may provide in the award instruments granting the restricted stock units. Restricted stock units generally will vest over a minimum period of three years (or one year in the case of a performance-based award), except in the event of a participant’s death, disability or retirement or in the event of a change of control of the Company or similar circumstances. Up to five percent of the shares of stock authorized under the Stock Plan may be granted as restricted stock or restricted stock units without the minimum three year vesting period. The award agreement will specify whether dividend equivalents on the restricted stock units will be paid in cash or deemed reinvested in additional restricted stock units. Common stock is paid to the participant, or the participant’s beneficiary in case of the participant’s death, in exchange for restricted stock units as soon as practicable following the participant’s termination of employment or death; provided that, distribution will not be made to a “key employee” (as defined in Section 409A of the Code) prior to the date required to comply with such section.

A participant who is granted restricted stock units will not realize any taxable income when the restricted stock units are granted and the Company will not receive a tax deduction at that time. A participant will realize taxable income on the fair market value of unrestricted common shares paid in exchange for the participant’s vested restricted stock units, on the date such shares are transferred to the participant. The Company will receive a deduction in the amount equal to the taxable income recognized by the participant.

Capitalization Changes

In the event of any changes in the capitalization of the Company affecting the stock of the Company such as a reorganization, recapitalization, stock split, stock dividend, exchange of stock, combination of stock, merger or consolidation or in the event of a sale by the Company of all or a significant part of its assets, or any distribution to its stockholders other than a normal cash dividend, the Committee shall make appropriate adjustment in the number, kind, price and value of shares of common stock authorized under the Stock Plan and any adjustments to outstanding awards and award limits under the Stock Plan as it determines appropriate so as to prevent dilution or enlargement of rights.

Amendment and Termination

The board of directors may at any time amend or terminate, in whole or in part, any of the terms and provisions of the Stock Plan and any award agreements under the Stock Plan to the extent permitted by law for whatever reason(s) the Company may deem appropriate; provided, however, that the board of directors may not, without further approval by the stockholders of the Company, materially increase the aggregate number of shares of stock that may be issued under the Stock Plan (other than in response to a change in capitalization), materially expand the class of individuals eligible to become participant’s under the Stock Plan, materially extend the terms of the Stock Plan, permit repricing (or decrease in exercise price) of outstanding options, reduce the price at which shares or options to purchase shares may be offered or otherwise make any “material amendment” as determined pursuant to Nasdaq rules.

The board of directors recommends a vote for approval of the Stock Plan.  Unless otherwise specified, proxies will be voted for the Stock Plan. The proposal will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

ACCOUNTING AND AUDIT MATTERS

Ratification of Appointment of Independent Registered Public Accounting Firm

The audit committee of the board of directors has selected Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2006. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Ratification by the stockholders of the selection of independent registered public accounting firm is not required, but the audit committee believes that it is desirable to submit this matter to the stockholders. If holders of a majority of the common stock present and entitled to vote on the matter do not ratify the selection of Deloitte & Touche LLP at the meeting, the audit committee will investigate the reason for the rejection and reconsider the appointment.

Fees and Services

For the fiscal years ended September 30, 2004 and 2005, fees billed for services provided by Deloitte & Touche LLP were as follows:

	2004	2005

Audit Fees
Recurring audit and quarterly reviews(1)	$924,100	$1,588,500
Comfort letter and related services	127,200	—
Audit-Related Fees(2)	22,700	55,946
Tax Fees(3)	80,375	—
All Other Fees	—	—

Total	$1,154,375	$1,644,446

(1)	For fiscal 2005, these fees also include the audit of management’s assessment of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Fees billed for consultation regarding restructuring a management equity plan as well as for certain due diligence services.

(3)	Fees billed for tax compliance services.

The audit committee of the board of directors is responsible for approving all audit and non-audit services provided by the Company’s independent accountants, and approved all of the services provided by Deloitte & Touche LLP in fiscal 2004 and 2005. The chairman of the audit committee may approve non-audit engagements that arise between committee meetings, provided that any such decision is presented to the full committee for ratification at its next scheduled meeting.

Audit Committee Financial Expert

The board of directors has determined Robert S. McCoy, Jr. to be “independent” and an “audit committee financial expert” as defined by regulations promulgated by the SEC.

Audit Committee Report

The following is the report of the audit committee of the board of directors with respect to the Company’s audited financial statements for the fiscal year ended September 30, 2005.

The audit committee is governed by the Audit Committee Charter adopted by the Company’s board of directors, a copy of which was attached as Appendix A to the proxy statement for the 2004 annual meeting. Each member of the audit committee qualifies as an “independent” director under the applicable listing standards of the Nasdaq National Market and regulations promulgated by the SEC.

The audit committee has reviewed and discussed the Company’s audited financial statements with management. As a part of this oversight, the audit committee reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of September 30, 2005, which was made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework. The audit committee also reviewed and discussed with Deloitte & Touche LLP its attestation report on management’s assessment of internal control over financial reporting and its review and report on the Company’s internal control over financial reporting. These reports are included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005.

The audit committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by the Statement of Auditing Standards No. 61, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the annual audit of the Company’s financial statements. The audit committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, which relate to their independence from the Company and has discussed these matters with representatives of Deloitte & Touche LLP.

Based upon the review and discussions referred to above, the audit committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005.

Respectfully submitted,

John B. McKinnon
Galen D. Powers
Robert S. McCoy, Jr., Chairman

OTHER MATTERS

Stockholder Proposals

Proposals of stockholders intended to be presented at the Company’s 2007 annual meeting and included in the Company’s proxy materials relating to the meeting must be received by the Company at its principal executive offices no later than the close of business on September 29, 2006 (the 120th day prior to the first anniversary of the date of this proxy statement) nor earlier than the close of business on August 30, 2006 (the 150th day prior to the first anniversary of the date of this proxy statement). Proposals of stockholders intended to be presented at the 2007 annual meeting that the Company may not be required to include in its proxy materials relating to the meeting, must be received no earlier than December 16, 2006 and no later than January 16, 2007.

Expenses and Solicitation

The Company will bear the entire cost of this proxy solicitation, including the preparation, printing, and mailing of the proxy statement, the proxy and any additional soliciting materials sent by the Company to stockholders. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy soliciting materials to such beneficial owners. In addition to solicitations by mail, certain of the Company’s directors, officers, and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, and personal interviews. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone, or facsimile following the original solicitation.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, officers, and holders of more than 10% of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company. Based on its review of the copies of such filings received by it with respect to the fiscal year ended September 30, 2005, the Company noted that a Form 4 reporting the grant of a stock option to James A. Parker, Senior Vice-President — Treasurer, was not filed on a timely basis.

MEDCATH CORPORATION
2006 STOCK OPTION AND AWARD PLAN

ARTICLE I

INTRODUCTION

The Company hereby adopts and establishes the MedCath Corporation 2006 Stock Option and Award Plan to attract and retain Employees of outstanding competence and to encourage and enable such Employees to obtain a financial interest in the Company.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

(a) “Award” means an award granted to a Participant pursuant to Article III.

(b) “Award Agreement” means an agreement described in Article V between the Company and a Participant, setting forth the terms, conditions and limitations applicable to an Award granted to the Participant.

(c) “Beneficiary,” with respect to a Participant, means (i) one or more persons as the Participant may designate as primary or contingent beneficiary in a writing delivered to the Company or the Committee or (ii) if there is no such valid designation in effect at the Participant’s death, the Participant’s estate.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means:

(i) Sales of all or substantially all of the assets of the Company, MedCath Holdings Corp. or MedCath Incorporated to an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity (a “Person”) who is not an affiliate of Kohlberg Kravis Roberts & Co., LLC (“KKR”) or Welsh, Carson, Anderson & Stowe, VII, L.P. (“WCAS”);

(ii) A sale by KKR or WCAS or any of its respective affiliates resulting in more than 50% of the voting stock of the Company, MedCath Holdings Corp. or MedCath Incorporated being held by a person or group that does not include KKR or WCAS or any of their respective affiliates; or

(iii) A merger or consolidation of the Company, MedCath Holdings Corp. or MedCath Incorporated into another Person which is not an affiliate of KKR or WCAS;

if and only if any such event results in the inability of KKR or WCAS, or any of their respective affiliates (collectively, the “Partnerships”) to elect a majority of the Board of Directors of the Company (or the resulting entity); provided, however, that in the event that the Company, MedCath Holdings Corp. or MedCath Incorporated is merged with another company controlled by the Partnerships or their affiliates and, if the chief executive officer of the surviving entity (or the ultimate parent) is not a person who has held the position of chief executive officer of the Company for at least six months, such an event shall be deemed a Change in Control.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and applicable regulations.

(g) “Committee” means the Compensation Committee of the Board.

(h) “Company” means MedCath Corporation, a Delaware corporation.

(i) “Effective Date” means, subject to Article XI, October 1, 2005.

(j) “Employee” means any person who is employed by the Company or a Subsidiary.

(k) “Fair Market Value” of a share of Stock means, on any given date, the closing price of such share of Stock as reported on the Nasdaq National Market for such date, or if the Stock was not traded on the Nasdaq National Market on such day, then on the next preceding day that the Stock was traded on such exchange, all as reported by such source as the Committee may select.

(l) “Participant” means an Employee who is granted an Award by the Committee.

(m) “Plan” means the MedCath Corporation 2006 Stock Option and Award Plan, as set forth herein and as amended from time to time.

(n) “Restricted Stock” means an Award of Stock under Section 4.3 that has certain restrictions attached to the ownership thereof.

(o) “Restricted Stock Unit” means an Award of a unit under Section 4.4 that represents the right to receive one share of Stock.

(p) “Restricted Stock Unit Account” means the individual bookkeeping account maintained by the Company in the name of a Participant to record the Participant’s Restricted Stock Units and other amounts granted to the Participant under Section 4.4.

(q) “Stock” means shares of Common Stock, par value $0.01, of the Company which may be authorized but unissued, or issued and reacquired.

(r) “Stock Option” means a right to purchase a share of Stock granted pursuant to Section 4.2.

(s) “Subsidiary” means any corporation, partnership, limited liability company, association, joint venture or other entity, that directly or indirectly through one or more intermediaries is controlled by or is under common control with the Company and any other entity in which the Company has a significant equity interest, as determined by the Committee.

ARTICLE III

ELIGIBILITY

Awards may be granted to any Employee who is designated as a Participant from time to time by the Committee. The Committee shall determine which Employees shall be Participants, the type of Award to be made to each Participant, and the terms, conditions, and limitations applicable to each Award not inconsistent with the Plan.

ARTICLE IV

AWARDS; DEFERRALS

Section 4.1.  General.  Awards shall include, and be limited to, those described in this Article IV. The Committee may grant Awards singly, in tandem, or in combination with other Awards, as the Committee may in its sole discretion determine.

Section 4.2.  Stock Options.  A Stock Option is a right to purchase a specified number of shares of Stock at a specified exercise price during such time as the Committee shall determine, subject to the following:

(a) The exercise price per share of any Stock Option shall be no less than the Fair Market Value per share of Stock subject to the Stock Option on the date such Stock Option is granted.

(b) A Stock Option may be exercised, in whole or in part, by giving notice of exercise to the Company or an agent designated by the Company to administer the exercise of Stock Options and complying with such other exercise terms and procedures as the Committee may specify.

(c) The term of each Stock Option shall not exceed ten (10) years.

(d) The exercise price of the Stock subject to the Stock Option may be paid, at the discretion of the Committee, by delivery to the Company or its designated agent of an irrevocable written notice of exercise form together with either (i) irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares as to which the Stock Option is to be exercised and to deliver the sale or margin loan proceeds directly to the Company to pay the exercise price, (ii) payment in full of the Stock Option exercise price in cash or cash equivalent acceptable to the Committee, or (iii) a sufficient number of shares of Stock (delivered by attestation of ownership or actual delivery of one or more share certificates) to pay the exercise price; provided that, any such payment method will not be permitted to the extent to do so would result in additional accounting expense to the Company.

(e) Stock Options granted to an Employee may be incentive stock options intended to qualify for special tax treatment under Section 422 of the Code, non-qualified stock options not intended to so qualify or a combination of incentive and non-qualified stock options.

Section 4.3.  Restricted Stock.  Restricted Stock is Stock that is awarded to a Participant subject to such terms, conditions, and restrictions as the Committee deems appropriate, which may include, but are not limited to, restrictions upon the sale, assignment, transfer, or other disposition of the Restricted Stock and requirement of forfeiture of the Restricted Stock upon termination of employment under certain specified conditions. The Committee may provide for the lapse of any such term or condition or waive any such term or condition based on such factors or criteria as the Committee may determine.

Section 4.4.  Restricted Stock Units.

(a) A Restricted Stock Unit is a unit granted to a Participant that represents the Participant’s right to receive one share of Stock. Each Restricted Stock Unit granted to a Participant shall be credited to a Restricted Stock Unit Account established and maintained in the name of such Participant on the books and records of the Company. Each Restricted Stock Unit granted to a Participant under this Plan shall be evidenced by an Award Agreement with the Company which shall contain the terms and conditions applicable to the Restricted Stock Unit.

(b) Restricted Stock Units granted to a Participant under the Plan shall become vested in the Participant in accordance with the vesting schedule specified by the Company on the date the Restricted Stock Units are granted.

(c) The Award Agreement for the grant of Restricted Stock Units shall specify whether dividend equivalents with respect to the Restricted Stock Units shall be paid in cash to the Participant or deemed reinvested in additional Restricted Stock Units. If the dividend equivalents are payable to a Participant in cash, the Company shall pay to the Participant in cash, less applicable payroll and withholding taxes, within thirty (30) days after the payment date of any cash dividend with respect to the Stock, a dividend equivalent payment equal to the number of Restricted Stock Units granted to the Participant as of the record date for such dividend multiplied by the per share amount of the dividend. If the dividend equivalents are deemed reinvested in additional Restricted Stock Units, the Company shall credit to the Participant’s Restricted Stock Unit Account, within thirty (30) days after the payment date of any cash dividend with respect to the Stock, that number of additional Restricted Stock Units determined by dividing (i) the product of the total number of Restricted Stock Units credited to the Participant’s Restricted Stock Unit Account as of the record date for such dividend multiplied by the per share amount of the dividend by (ii) the Fair Market Value of a share of Stock on such record date. All Restricted Stock Units credited to a Participant’s Restricted Stock Unit Account to record the deemed reinvestment of dividend equivalents in accordance with this Section 4.4(c) shall be fully vested when so credited.

(d) The vested Restricted Stock Units credited to a Participant’s Restricted Stock Unit Account shall be paid to the Participant, or in the event of the Participant’s death, to the Participant’s Beneficiary, as soon as practicable following the date the Participant terminates service as an Employee; providedthat, in no event shall payment be made to a “key employee” (as defined in Code Section 409A and regulations thereunder) prior to the date required to comply with Code Section 409A. The form of payment shall be one share of the Stock for each vested Restricted Stock Unit credited to the Participant’s Restricted Stock Unit Account and cash for any vested fractional unit. At the election of the Participant, distribution shall be made in either a single sum payment of shares of Stock (and cash for any fractional units) or in annual installment payments of shares of Stock over either three (3) or five (5) years. Such payment election shall be made by the Participant at the time the first Restricted Stock Unit is granted to the Participant, shall apply to a Participant’s entire Restricted Stock Unit Account and shall be irrevocable.

Section 4.5.  Limitation on Vesting of Certain Awards.   Restricted Stock and Restricted Stock Units granted to a Participant will vest over a minimum period of three years except in the event of the Participant’s death, disability or retirement, or in the event of a Change in Control of the Company or other similar special circumstances. The foregoing notwithstanding, (i) any Restricted Stock and Restricted Stock Units as to which either the grant or vesting is based on, among other things, the achievement of one or more performance conditions generally will vest over a minimum period of one year except in the event of a Participant’s death, disability or retirement, or in the event of a Change in Control of the Company or other similar special circumstances and (ii) up to five percent (5%) of the shares of Stock authorized under the Plan may be granted as Restricted Stock or Restricted Stock Units without any minimum vesting requirements. For purposes of this Section 4.5, (i) a performance period that precedes the grant of an Award shall be treated as part of the vesting period if the Participant has been notified promptly after the commencement of the performance period that he or she has the opportunity to earn the Award based on performance and continued service, and (ii) vesting over a three-year period or one-year period will include periodic vesting over such period if the rate of such vesting is proportional (or less rapid) throughout such period.

ARTICLE V

AWARD AGREEMENTS

Section 5.1.  General.  Each Award under this Plan shall be evidenced by an Award Agreement setting forth the number of shares of Stock subject to the Award and such other terms and conditions applicable to the Award as are determined by the Committee.

Section 5.2.  Required Terms.  In any event, Award Agreements shall include, at a minimum, explicitly or by reference, the following terms:

(a) Assignability; Exercise.   An Award may not be assigned, pledged, or otherwise transferred except by will or by the laws of descent and distribution. During the lifetime of a Participant, an Award (including any Stock Option) may be exercised or surrendered only by such Participant.

(b) Termination.   A provision describing the treatment of an Award in the event of the retirement, disability, death, or other termination of a Participant’s employment as an Employee, including but not limited to terms relating to the vesting, time for exercise or surrender, forfeiture, or cancellation of an Award in such circumstances.

(c) Rights of Stockholder.   A provision that a Participant shall have no rights as a stockholder with respect to any Stock subject to an Award until the date the Participant becomes the holder of record of such Stock. Except as provided in Article VIII, no adjustment shall be made for dividends or other rights, unless the Award Agreement specifically requires such adjustment, in which case grants of dividend equivalents or similar rights shall not be considered to be a grant of any other shareholder right.

ARTICLE VI

SHARES OF STOCK
SUBJECT TO THE PLAN

Section 6.1.  General.  Subject to the adjustment provisions of Article VIII hereof, beginning on the Effective Date, there is hereby reserved for issuance under the Plan 1,750,000 shares of Common Stock. Any shares as to which Awards granted under this Plan have lapsed, expired, terminated or been canceled shall also be reserved and available for issuance or reissuance under this Plan.

Section 6.2.  Shares to be Used.  The shares of Stock which may be issued pursuant to an Award under the Plan may be authorized but unissued Stock, treasury Stock or Stock that may be acquired, subsequently or in anticipation of the transaction, in the open market to satisfy the requirements of the Plan.

Section 6.3.  Limitations on Individual Awards.  The maximum number of shares of Stock with respect to which Awards may be granted to an Employee during a fiscal year of the Company is 500,000 shares.

ARTICLE VII

ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Committee shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Committee shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Committee may deem expedient or appropriate that are not inconsistent with the intent of the Plan to the fullest extent permitted under Delaware General Corporation Law (“DGCL”) Section 157 and related applicable DGCL Sections. The decision of the Committee or any agent of the Committee upon all matters within the scope of its authority shall be final and conclusive on all persons.

ARTICLE VIII

ADJUSTMENTS UPON CHANGES
IN CAPITALIZATION

In the event of a reorganization, recapitalization, Stock split, Stock dividend, exchange of Stock, combination of Stock, merger, consolidation or any other change in corporate structure of the Company affecting the Stock, or in the event of a sale by the Company of all or a significant part of its assets, or any distribution to its stockholders other than a normal cash dividend, the Committee shall make appropriate adjustment in the number, kind, price and value of shares of Stock authorized by this Plan and any adjustments to outstanding Awards, per person Award limits and performance goals as it determines appropriate so as to prevent dilution or enlargement of rights.

ARTICLE IX

AMENDMENT AND TERMINATION

Section 9.1.  Amendment of Plan.  The Board has the right, at any time and from time to time, to amend in whole or in part any of the terms and provisions of the Plan and any or all Award Agreements under the Plan to the extent permitted by law for whatever reason(s) the Company may deem appropriate; provided, however, that any amendment is subject to stockholder approval if the amendment (i) materially increases the aggregate number of shares of Stock that may be issued under the Plan (other than an adjustment pursuant to Article VIII), (ii) materially expands the class of individuals eligible to become Participants, (iii) materially extends the term of the Plan, (iv) permits a repricing (or decrease in exercise price) of outstanding options, (v) reduces the price at which shares or options to purchase shares may be offered, or (vi) otherwise is considered a “material amendment” pursuant to Rule 4350(i)(1)(A) of the Nasdaq Stock Market Manual and Interpretive Material, IM-4350-5 as published by Nasdaq. No amendment shall, without a Participant’s consent, adversely affect any rights of such Participant under any Award outstanding at the time such amendment is made. Neither the Board nor the Committee shall have any authority to waive or modify any other terms of an Award after the Award has been granted to the extent the waived or modified term would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification. Notwithstanding the preceding, the Board may amend or modify the Plan or any outstanding Award to the extent necessary to cause the Plan or such Award to comply with the requirements of Sections 409A(a)(2), (3) and (4) of the Code (as amended by the American Jobs Creation Act of 2004) and any rules or regulations issued thereunder by the United States Department of the Treasury.

Section 9.2.  Termination of Plan.  The Company expressly reserves the right, at any time, to suspend or terminate the Plan and any or all Award Agreements under the Plan to the extent permitted by law for whatever reason(s) the Company may deem appropriate, including, without limitation, suspension or termination as to any Subsidiary, Employee or class of Employees.

Section 9.3.  Procedure for Amendment or Termination.  Any amendment to the Plan or termination of the Plan shall be made by the Company by resolution of the Board and shall not require the approval or consent of any Subsidiary, Participant, or Beneficiary in order to be effective to the extent permitted by law. Any amendment to the Plan or termination of the Plan may be retroactive to the extent not prohibited by applicable law.

ARTICLE X

MISCELLANEOUS

Section 10.1.  Rights of Employees.  Status as an eligible Employee shall not be construed as a commitment that any Award will be made under the Plan to such eligible Employee or to eligible Employees generally. Nothing contained in the Plan (or in any other documents related to this Plan or to any Award) shall confer upon any Employee any right to continue in the employ or service of the Company or any Subsidiary or constitute any contract or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or service of such person with or without cause.

Section 10.2.  Compliance with Law.  No Stock distributable pursuant to this Plan shall be issued and delivered unless the issuance and delivery complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended from time to time, or any successor statute, the Securities Exchange Act of 1934, as amended from time to time or any successor statute, and the requirements of the market systems or exchanges on which the Company’s Stock may, at the time, be traded or listed.

Section 10.3.  Unfunded Status.  The Plan shall be unfunded. Neither the Company, any Subsidiary, nor the Board shall be required to segregate any assets that may at any time be represented by Awards made pursuant to the Plan. Neither the Company, any Subsidiary, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan.

Section 10.4.  Limits on Liability.  Any liability of the Company or any Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement. Neither the Company nor any Subsidiary nor any member of the Board or the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan. To the extent permitted by applicable law, the Company shall indemnify and hold harmless each member of the Board and the Committee from and against any and all liability, claims, demands, costs, and expenses (including the costs and expenses of attorneys incurred in connection with the investigation or defense of claims) in any manner connected with or arising out of any actions or inactions in connection with the administration of the Plan except for such actions or inactions which are not in good faith or which constitute willful misconduct.

ARTICLE XI

EFFECTIVE DATE; DURATION OF THE PLAN

The Plan shall be effective as of the Effective Date, subject to approval and ratification of the Plan by the stockholders of the Company to the extent necessary to satisfy the requirements of the Code, the Nasdaq National Market or other applicable federal or state law. The Plan shall terminate and no Awards may be granted under the Plan after September 30, 2015. Awards granted on or before September 30, 2015 shall remain valid in accordance with their terms.

ANNUAL MEETING OF STOCKHOLDERS OF
MEDCATH CORPORATION
March 1, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â
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PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	To elect one individual to the board of directors to serve for a three-year term as a Class II director.
NOMINEE:

☐	FOR THE NOMINEE	John T. Casey

☐	WITHHOLD AUTHORITY FOR THE NOMINEE

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	To approve the MedCath Corporation 2006 Stock Option and Award Plan.	☐	☐	☐

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent accountants for the fiscal year ending September 30, 2006.	☐	☐	☐

4.	To transact such other business as may properly come before the meeting and any adjournment thereof.

This appointment of proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the election of each nominee in Proposal 1 and FOR approval of Proposals 2 and 3.
PLEASE COMPLETE, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
I/We will attend the meeting.  ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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MEDCATH CORPORATION
Annual Meeting of Stockholders to be held on March 1, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned, revoking all prior proxies, hereby appoints John T. Casey, James E. Harris, and Philip D. Song and each of them, with full power of substitution, as proxies to represent and vote all shares of the common stock of MedCath Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on March 1, 2006, and at all adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, dated January 27, 2006, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.
     The Board of Directors recommends a vote FOR the election of the nominee, FOR approval of the stock plan and FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent accountants.
(Continued and to be signed on the reverse side.)

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